UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 27, 2021

EPIZYME, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35945	26-1349956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Technology Square, 4th Floor Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 229-5872

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	EPZM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 31, 2021, Matthew Ros, the Executive Vice President, Chief Strategy and Business Officer and principal financial officer of Epizyme, Inc. (the “Company”) will be leaving the Company to pursue other business opportunities following the Company’s decision to eliminate this role at this time.

Consulting Agreement with Mr. Ros. In connection with his departure, Mr. Ros has agreed to assist the Company in an advisory capacity from November 1, 2021 until March 31, 2022 under the terms of a consulting agreement entered into with the Company on October 27, 2021 (the “Consulting Agreement”) that will become effective upon the termination of Mr. Ros’s employment with the Company. During the term of the Consulting Agreement, Mr. Ros will receive a monthly fee of $12,000 per month through March 31, 2022. The continued effectiveness of the Consulting Agreement is subject to Mr. Ros’s execution and non-revocation of a severance agreement and release of claims.

Severance Agreement with Mr. Ros. In connection with his departure, Mr. Ros and the Company plan to enter into a severance agreement and release of claims (the “Severance Agreement”) providing for the terms of Mr. Ros’s separation from employment with the Company. If Mr. Ros signs the Severance Agreement, the Company has agreed to provide Mr. Ros with the following separation payments and benefits: (i) salary continuation payments, in equal installments in accordance with the Company’s regular payroll practices, at a base rate of $9,246.32 per week until October 10, 2022, less lawful deductions for a total gross amount of $446,465; (ii) payment for outplacement services used by Mr. Ros within two months after the effective date of the Severance Agreement that shall not exceed a total cost of $30,000 and (iii) payment on Mr. Ros’s behalf, subject to Mr. Ros’s eligibility for continued coverage under COBRA, of the portion of the premiums for group health, dental and/or vision insurance coverage under COBRA to the same extent that the Company would contribute to such premiums if Mr. Ros was actively employed by the Company until the earlier of October 10, 2022 or the date on which Mr. Ros becomes eligible to receive coverage under the group health, dental and/or vision insurance plan of another employer. The Severance Agreement contains mutual releases, subject to customary exceptions, and covenants not to disparage, and to cooperate with, the Company.

The foregoing descriptions of the Consulting Agreement and the Severance Agreement do not purport to be complete and are qualified in their entirety by reference to the Consulting Agreement and the Severance Agreement, copies of which will be filed with the Securities and Exchange Commission (the “SEC”) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Grant Bogle, the Company’s President and Chief Executive Officer and a director of the Company, will serve as the Company’s principal financial officer, effective November 1, 2021 while the Company continues its search for a full-time Chief Financial Officer. Mr. Bogle, 63, has served as the Company’s President and Chief Executive Officer since August 2021 and as a director of the Company since September 2019. Prior to joining the Company, Mr. Bogle attended Harvard University as Senior Fellow in the 2020 cohort of the Advanced Leadership Initiative. From July 2015 to June 2019, Mr. Bogle served as Senior Vice President and Chief Commercial Officer of Tesaro, Inc, a biopharmaceutical company (“Tesaro”) and left the organization after the purchase of Tesaro by GlaxoSmithKline plc. Prior to joining Tesaro, Mr. Bogle served as Senior Vice President, Pharmaceutical and Biotech Solutions at McKesson Specialty Health (formerly U.S. Oncology) from July 2007 to June 2015. Previously, he was Senior Vice President of Sales and Marketing for Millennium Pharmaceuticals. Mr. Bogle holds a B.A. in economics from Dartmouth College and an M.B.A. from Columbia University. Mr. Bogle has no family relationship with any of the executive officers or directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIZYME, INC.

Date: October 29, 2021	By:	/s/ John Weidenbruch
John Weidenbruch
Senior Vice President, General Counsel and Secretary